Exhibit 99

Dillard’s, Inc. Hosts Annual Meeting of Shareholders

LITTLE ROCK, Ark.--(BUSINESS WIRE)--May 16, 2015--Dillard’s, Inc. (DDS-NYSE) (the “Company” or “Dillard’s”) conducted its annual meeting of shareholders today in Little Rock, Arkansas with Dillard’s Chairman of the Board and Chief Executive Officer, William Dillard, II, presiding.

Mr. Dillard welcomed Glenn Hooks of the Sierra Club, who spoke on behalf of Calvert Investments Management, Inc. regarding Proposal 4, a stockholder proposal requesting sustainability reporting. Mr. Hooks provided a brief overview of the proponent’s thoughts concerning the proposal. Dean Worley, Corporate Secretary, provided management’s response to the proposal.

Mr. Worley noted that all director nominees had been elected by a wide majority of shareholders of both Class A and Class B Common Stock outstanding. He stated that the proxy proposals related to the Non-Employee Director Restricted Stock Plan and the ratification of the selection of the Company’s independent registered public accountants were also approved by a wide majority of the shareholders. Finally, he reported that Proposal 4 regarding sustainability reporting did not pass. A final vote count will be provided on Form 8-K in the coming days.

Mr. Dillard provided his current thoughts on the business. Referring to the disappointing first quarter performance reported this week and the stock price decline, Mr. Dillard noted that the Company had experienced weeks of greater decline over the past five-year period. Mr. Dillard stated that the past week’s performance was not indicative of the Company’s performance over the past five years, reiterating that Dillard’s operates with a long-term view of shareholder value. As reference, Mr. Dillard cited the five-year cumulative total return graph in the Company’s Annual Report on Form 10-K as a better representation of the Company’s long-term performance. Mr. Dillard further commented that the industry’s utilization of REIT structures in a single-payer context would not likely increase long-term shareholder value. After thanking those in attendance, Mr. Dillard adjourned the meeting.

Forward-Looking Information

The foregoing contains certain “forward-looking statements” within the definition of federal securities laws. The following are or may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995: statements including (a) words such as “may,” “will,” “could,” “would”, “believe,” “expect,” “future,” “potential,” “anticipate,” “intend,” “plan,” “estimate,” “continue,” or the negative or other variations thereof, and (b) statements regarding matters that are not historical facts. The Company cautions that forward-looking statements contained in this report are based on estimates, projections, beliefs and assumptions of management and information available to management at the time of such statements and are not guarantees of future performance. The Company disclaims any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise. Forward-looking statements of the Company involve risks and uncertainties and are subject to change based on various important factors. Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by the Company and its management as a result of a number of risks, uncertainties and assumptions. Representative examples of those factors include (without limitation) general retail industry conditions and macro-economic conditions; economic and weather conditions for regions in which the Company’s stores are located and the effect of these factors on the buying patterns of the Company’s customers, including the effect of changes in prices and availability of oil and natural gas; the availability of consumer credit; the impact of competitive pressures in the department store industry and other retail channels including specialty, off-price, discount and Internet retailers; changes in consumer spending patterns, debt levels and their ability to meet credit obligations; changes in legislation, affecting such matters as the cost of employee benefits or credit card income; adequate and stable availability and pricing of materials, production facilities and labor from which the Company sources its merchandise; changes in operating expenses, including employee wages, commission structures and related benefits; system failures or data security breaches; possible future acquisitions of store properties from other department store operators; the continued availability of financing in amounts and at the terms necessary to support the Company’s future business; fluctuations in LIBOR and other base borrowing rates; potential disruption from terrorist activity and the effect on ongoing consumer confidence; epidemic, pandemic or other public health issues; potential disruption of international trade and supply chain efficiencies; world conflict and the possible impact on consumer spending patterns and other economic and demographic changes of similar or dissimilar nature. The Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended January 31, 2015, contain other information on factors that may affect financial results or cause actual results to differ materially from forward-looking statements.

About Dillard’s

Dillard’s, Inc. ranks among the nation’s largest fashion retailers, with annual sales exceeding $6.6 billion. The Company focuses on delivering style, service and value to its shoppers by offering compelling apparel, cosmetics, and home selections complemented by exceptional customer care. Dillard’s stores offer a broad selection of merchandise and feature products from both national and exclusive brand sources. The Company operates 274 Dillard’s locations and 23 clearance centers spanning 29 states, plus an Internet store at www.dillards.com.

CONTACT:
Dillard’s, Inc.
Julie Johnson Bull, 501-376-5965
julie.bull@dillards.com